Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August 17, 2015

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as special counsel to ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale by the Partnership of common units representing limited partner interests in the Partnership (the “Common Units”) in a registered direct offering pursuant to a registration statement on Form S-3 (333-198313) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 22, 2014 and declared effective by the SEC on September 8, 2014. A prospectus supplement dated August 11, 2015 (the “Prospectus Supplement”), which together with the prospectus filed with the Registration Statement (the “Base Prospectus”) constitute the “Prospectus,” was filed with the SEC on August 13, 2015 pursuant to Rule 424(b) promulgated under the Securities Act.

The Partnership has conducted such registered direct offering of Common Units pursuant to (i) its Base Prospectus, as supplemented by the Prospectus Supplement and (ii) the Common Unit Purchase Agreement dated August 11, 2015 (the “Purchase Agreement”) by and between the Partnership and Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., Kayne Anderson Midstream/Energy Fund, Inc., Kayne Anderson Energy Development Company, KA First Reserve, LLC, Nationwide Mutual Insurance Company, Massachusetts Mutual Life Insurance Company, Kayne Anderson MLP Fund, L.P., Kayne Anderson Midstream Institutional Fund, L.P., Kayne Anderson Real Assets Fund, L.P., Kayne Institutional Energy Growth & Income Fund, L.P., Kayne Anderson Capital Income Partners (QP), L.P., Kayne Anderson Income Partners, L.P., KANTI (QP), L.P., Kayne Anderson Non-Traditional Investments, L.P., KARBO, L.P. and Kaiser Foundation Hospitals (the “Purchasers”). Pursuant to the Purchase Agreement, the Partnership is selling to the Purchasers 3,314,551 Common Units.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Certificate of Limited Partnership of the Partnership, as amended to date;

(ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 15, 2006, as amended to date (the “Partnership Agreement”);

(iii) the Certificate of Formation of ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date;

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ONEOK Partners, L.P.

August 17, 2015

(iv) the Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated July 14, 2009, as amended to date (the “LLC Agreement”);

(v) the Registration Statement;

(vi) the Prospectus;

(vii) the Purchase Agreement; and

(viii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinionsset forth herein.

In our examination, we have assumed, without independent investigation: (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that all Common Units sold pursuant to the Purchase Agreement will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Purchase Agreement.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when any of the Common Units have been issued and delivered against payment therefor in accordance with the terms of the Distribution Agreement, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP